Exhibit 99.1
From the desk of Steve Hollis, President
FOR RELEASE AT 1:00 PM, EST
Date: March 16, 2006
Double Eagle Petroleum Reports Record Year in 2005
Casper, Wyoming-Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company had record revenues, production and proved reserves for its year ended December 31, 2005. The table below reports the results for the years ended December 31, 2005 and December 31, 2004.
•	Total revenues increased 55%
•	Pre-tax income increased 34%
•	Cash flow from operating activities increased 39%
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

		Year ended December 31
	%Change	2005	2004
Revenues
Oil and gas sales		20,451	13,058
Other income		51	209

Total revenues	54.5%	20,502	13,267

Expenses
Lease operating expenses		3,800	2,156
Production taxes		2,523	1,645
Exploration expense		747	324
General and Administrative		2,990	1,581
Depletion, depreciation, amortization, impairments		4,426	3,063

Total costs & expenses	65.2%	14,486	8,769

Income from operations		6,016	4,498

Other expense		9	20

Income before income tax	34.1%	6,008	4,478

Income tax expense		2,043	450

Net Income	-1.6%	3,965	4,028

		Year ended December 31
	%Change	2005	2004
Net Income per share
Basic	-2.1%	0.46	0.47
Diluted	-2.1%	0.46	0.47

Weighted average shares outstanding
Basic	1.1%	8,564,228	8,469,852
Diluted	0.3%	8,628,476	8,599,020
SUMMARY CASH FLOW STATEMENT
(in thousands)

Cash flow from operating activities	39.0%	10,319	7,435
SUMMARY BALANCE SHEET
( in thousands )

		December 31,
	% Change	2005	2004
Total assets	42.7%	44,211	30,969
Long-term debt	—	3,000	—
Stockholders’ equity	19.4%	29,778	24,927
SUMMARY OPERATIONAL DATA

	% Change	2005	2004
Daily production (Mcfe)	15.6%	8,408	7,270
Annual production (Mcfe)	15.3%	3,069,000	2,661,000
Average price per Mcfe ($)	35.6%	6.66	4.91
PROVED RESERVES

Proved Reserves	% Change	2005	2004
Oil Reserves (MBbl)	18.0%	329	278
Gas Reserves (MMcf)	35.0%	47,234	34,935
Total (MMcfe)	34.0%	49,207	36,603
Total proved reserves as of December 31, 2005 were 49,206,846 Mcfe which represents a 34% increase over total reserves of 36,603,076 Mcfe as of December 31, 2004. Netherland, Sewell & Associates. Inc. reviewed approximately 99% of Double Eagle Petroleum Co.’s proved reserves at December 31, 2005 and 2004. Approximately 49% of the Company’s proved reserves are categorized as Proved Developed. Our reserve to annual production ratio (R/P) is 16.3 years. We replaced over 500% of our production for the year. The increase in proved reserves resulted from successful development drilling and down spacing at the Mesa Unit on the Pinedale Anticline, as well as from exploration in the Doty Mountain and Sun Dog Units in the Eastern Washakie Basin coal bed natural gas play.

The Mesa Unit, which consists of approximately 2,400 acres, has been approved for ten acre spacing. Double Eagle currently has an interest in 53 producing wells, and anticipates participating with the operator in continued additional development drilling.
The coal bed natural gas play in the eastern Washakie Basin is being developed in the shallow Mesaverde coal beds. Additional coal bed wells cannot be drilled until the Environmental Impact Study is completed. This is currently scheduled to be completed in the Fall of 2006. While we wait for this plan to be completed, we are preparing the infrastructure of compression and water handling facilities to facilitate a large drilling program. The Catalina Unit has been formed to accommodate the drilling of up to 260 additional wells, approximately 100 net wells to us, and would be operated by Double Eagle. In addition, an exploratory well, the Cow Creek Deep #2, is planned to be drilled to approximately 12,350 feet in 2006 to test the deeper objectives at Cow Creek Field. We will have an 84% working interest in the well.

	PDP		PUD		Total Proved
	MMcfe		MMcfe		MMcfe
Eastern Washakie CBM	8,918	37%	8,428	34%	17,346	35%
Mesa (Pinedale)	12,673	52%	16,547	66%	29,220	60%
Other	2,641	11%	0		2,641	5%

	24,232	100%	24,975	100%	49,207	100%
Stephen H. Hollis, CEO of Double Eagle Petroleum Co., commented: “We had a good year in 2005, but we didn’t get several wells drilled because of lack of rig availability. We have lined up drilling rigs for all but one of our wells to be drilled this year. Our South Fillmore project started drilling on March 2, 2006. A completion rig is on our Mad #1 well at Cow Creek. In addition, a rig has been contracted to begin drilling our 12,350 foot Madison test at the Cow Creek Deep #2, on April 1, 2006. With this same rig, Christmas Meadows, a 16,000 foot exploratory test is scheduled to begin drilling on June 1, 2006. The Rattlesnake Prospect, an 8,000 foot exploratory test in the Powder River Basin, is scheduled to be drilled in May 2006, and although I believe we have found a rig to drill this, we have not signed a drilling contract yet. We also have two rigs lined up to start drilling coal bed wells on October 1, 2006, when we believe the EIS will be completed at Atlantic Rim. These two rigs are scheduled to drill at least 34 wells. We are looking forward to a busy year.”
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development focus on the Southwestern Wyoming Powder River Basin and the Wind River Basin in Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
Company Contact:
Steve Hollis, President
(307) 237-9330